[NEW HAMPSHIRE THRIFT BANCSHARES, INC. LOGO APPEARS HERE]

NEWS RELEASE For Immediate Release	for additional information contact Stephen R. Theroux Executive Vice President

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASED BY 73% IN THIRD QUARTER

Newport, New Hampshire – October 15, 2003 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the “Bank”) today reported consolidated net income for the quarter ended September 30, 2003 of $1,748,254 or $.87 per share compared to $1,012,656 or $.52 per share, for the same period last year, an increase of 73%. For the nine months ended September 30, 2003, NHTB recorded net income of $4,458,992 or $2.22 per share compared to $3,117,943 or $1.59 per share for the first nine months of 2002, an increase of 43%. The Company’s return on average assets and return on average equity for the nine months was 1.21% and 16.79%, respectively, compared to .76% and 12.35% in 2002.

The increase in net income for the nine and three months ended September 30, 2003 was driven by the continued low interest rate environment, which has created a sustained demand for mortgage loan refinancings. As a result, loan fees generated by the sale of loans created by the refinance boom contributed to the majority of increases of $2,282,954 and $1,013,225, respectively, in non-interest income for the nine and three months ended September 30, 2003. During the nine and three months ended September 30, 2003, the Bank sold $154.3 million and $60.7 million in loans to the secondary market, respectively, and realized $1,132,014 and $470,582, respectively, of pre-tax gains on the sale, which is included in non-interest income. In addition, the valuation of Mortgage Servicing Rights increased by approximately $500,000 during the third quarter, which also contributed to the increase in non-interest income.

Total assets amounted to $515,565,800 at September 30, 2003 compared to $479,672,541 at September 30, 2002. Loans held in portfolio and available-for-sale, net, increased from the previous year by $10,907,594, and totaled $345,028,797. Sold loans totaled $290,797,497 at September 30, 2003, as compared to $246,270,229 at September 30, 2002, an increase of 18.08%. Proceeds from loan sales and the increase in Federal Funds sold in 2002 allowed the Bank to increase its investment portfolio from $86,058,979 at September 30, 2002 to $116,501,080 at September 30, 2003.

Total deposits increased by $20,387,074, or 4.93% from $413,447,446 at September 30, 2002 to $433,834,520 at September 30, 2003. This change was the result of increases in the Bank’s savings and checking accounts, which continue to be influenced by the convenience and safety features of these account types. Shareholders’ equity of $37,739,584 resulted in a book value of $19.04 per share based on 1,982,106 shares of common stock outstanding, an increase of $2.59 per share, or 15.74%, from a year ago.

As previously announced, a regular quarterly dividend of eighteen cents per share is payable on October 31, 2003 to shareholders of record as of October 24, 2003.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risks factors is included in the Company’s filings with the Security and Exchange Commission.

9 Main Street • P.O. Box  9 • Newport, NH 03773 • 603-863-0886 • FAX: 603-863-9571

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Interest Income	$5,156,122	$6,863,578	$15,775,038	$20,753,315
Interest Expense	1,335,287	2,406,160	4,373,378	8,244,356
Net Interest Income	3,820,835	4,457,418	11,401,660	12,508,959
Provision for Loan Losses	24,999	30,000	74,997	90,000
Other Income	2,154,730	1,141,506	5,631,982	3,349,028
Operating Expenses	3,084,395	3,956,236	9,779,831	10,896,705
Net Income	1,748,254	1,012,656	4,458,992	3,117,943
Earnings Per Common Share, basic	$.89	$.52	$2.26	$1.59
Earnings Per Common Share, assuming dilution (1)	$.87	$.52	$2.22	$1.59
Dividends Declared	$.18	$.16	$.54	$.48

	As of 9/30/03	As of 9/30/02
Total Assets	$515,565,800	$479,672,541
Loans	345,028,797	334,121,203
Reserve for Loan Losses	3,886,199	3,855,007
Investment Securities	116,501,080	86,058,979
Fed Funds Sold	55,958	6,793,184
Total Deposits	433,834,520	413,447,446
NHTB Capital Trust Preferred	16,400,000	16,400,000
Shareholders’ Equity	37,739,584	32,144,748
Book Value of Shares Outstanding	$19.04	$16.45
Tier I Core Capital to Assets	7.80%	7.29%
Shares Outstanding	1,982,106	1,954,824
Return on Average Assets	1.21%	0.76%
Return on Average Equity	16.79%	12.35%
Non-performing Assets as a Percentage of Total Assets	0.27%	0.16%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.

9 Main Street • P.O. Box  9 • Newport, NH 03773 • 603-863-0886 • FAX: 603-863-9571